Exhibit 99.1

Allan Thygesen, VP of Global SMB Sales and Operations for Google,

Joins RingCentral’s Board of Directors

BELMONT, Calif.—October 29, 2015 - RingCentral, Inc. (NYSE:RNG), a leading provider of cloud business communication solutions, today announced the appointment of Allan Thygesen, Vice President of Global SMB Sales and Operations at Google, to its board of directors. As an independent director, Thygesen brings expertise in sales, marketing and operations, as well as experience as a managing director and partner in the US venture fund for The Carlyle group, and a variety of board, advisory and executive roles in many public and private growth companies.

“Allan is a strong leader and has an impressive track record growing Google’s advertising business worldwide,” said Vlad Shmunis, CEO, founder, and chairman of RingCentral. “As RingCentral continues its own rapid growth trajectory, we will benefit from Allan’s counsel on scaling sales and operations, adoption of cloud applications, and technology go-to-market strategies.”

“I see RingCentral as well positioned to help their customers with an urgent need: the ability to empower a mobile workforce by adopting cloud-based solutions for business communications and collaboration,” said Allan Thygesen. “I’m excited to join the board of directors and help the company expand its global business and operations.”

Thygesen joined Google in 2011 as VP of Global SMB Sales and Operations. Previously, Thygesen was a managing director and partner in the U.S. venture and growth funds of The Carlyle Group, where he led investments in startups in sectors including e-commerce, mobile advertising and imaging. Earlier, Mr. Thygesen served as an executive and board member in several public and private companies, including Wink Communications, which he helped take public in 1999. Mr. Thygesen is currently a lecturer at the Stanford Graduate School of Business.

About RingCentral

RingCentral, Inc. (NYSE: RNG) is a leading provider of cloud-based business communications and collaboration solutions. RingCentral’s cloud solution is easier to manage, and more flexible and cost-efficient than legacy on-premises communications systems. It meets the needs of modern distributed and mobile workforces spanning SMB to Enterprises globally. RingCentral, Business Communications Made Simple. RingCentral is headquartered in Belmont, Calif. RingCentral and the RingCentral logo are trademarks of RingCentral, Inc.

PR Contact:

Jennifer Caukin

RingCentral, Inc.

650-561-6348

jennifer.caukin@ringcentral.com

IR Contact:

Mitesh Dhruv

650-262-5480

mitesh.dhruv@ringcentral.com